Exhibit 99.1

Energous Wireless Power Solutions Reports First Quarter 2026 Results

– Reports Revenue of $3.1 Million

– Posting Fifth Consecutive Quarter of Revenue Growth

– Conference Call Today at 4:30 p.m Eastern Time

SAN JOSE, Calif. – May 13, 2026 – Energous Corporation d/b/a Energous Wireless Power Solutions (Nasdaq: WATT) (“Energous,” the “Company,” “we,” or “our”), a pioneer in scalable, over-the-air wireless power networks, today announced financial results for the first quarter ended March 31, 2026, reporting revenue of approximately $3.1 million, representing a 1% increase versus the fourth quarter of 2025, and a 799% improvement versus the same prior year period. The Company also provided an update on recent events and Company highlights.

"The first quarter of 2026 marked a defining moment in Energous' evolution," said Mallorie Burak, CEO and CFO of Energous. "Having successfully stabilized the business over the last two years and completed our transition from technology validation to commercial deployment, we are now scaling by growing our Fortune 10 customer programs and expanding our proof-of-concept pipeline – resulting in a fifth consecutive quarter of revenue growth. The foundation we built over the past two years is now producing results, and we believe the trajectory reflects the full potential of what wireless power networks can deliver at enterprise scale.”

First Quarter 2026 Financial Results

▪	Revenue for the quarter ended March 31, 2026 of approximately $3.1 million versus approximately $0.3 million in the same period in 2025, a 799% improvement over the same prior year period, and a 1% improvement over the fourth quarter of 2025, marking the fifth consecutive quarter of revenue growth.

▪	For the quarter ended March 31, 2026, gross profit was $1.1 million, representing a 1,077% increase versus the same prior year period. Gross margin was 36% for the three months ended March 31, 2026, reflecting our first quarter of augmented capacity utilizing our new U.S. based contract manufacturer.

▪	The Company has maintained its quality performance record, with zero product returns since commercial production of its PowerBridge PRO began in 2024. Ensuring the highest level of product quality remains a key priority for the Company, as we work toward widespread adoption of our technology.

▪	GAAP operating expenses for the first quarter of 2026 totaled $2.9 million versus $3.7 million for the same period in 2025.

▪	As a result of increased revenue and continued operational efficiencies, GAAP net loss and GAAP loss per share were approximately $1.7 million, or $0.43 per basic and diluted share, for the first quarter of 2026, a 51% improvement versus the net loss and loss per share of approximately $3.4 million, or $3.55 per basic and diluted share, for the first quarter of 2025.

▪	Non-GAAP operating expenses[1] for the first quarter of 2026 were approximately $2.9 million, increasing from $2.5 million in the same prior year period, primarily due to significant non-recurring and non-cash related adjustments recorded in the first quarter of 2025.

▪	Non-GAAP net loss[1] was approximately $1.6 million for the first quarter of 2026 versus non-GAAP net loss of approximately $2.5 million for the same prior year period, a 36% improvement year over year.

▪	Approximately $36.6 million in cash and cash equivalents as of March 31, 2026.

Company Highlights and Updates

▪	During the three months ended March 31, 2026, the Company raised $31.9 million of net proceeds under its at-the-market offering (ATM) program. Based upon our cash on hand at the end of the first quarter of $36.6 million coupled with collections of accounts receivable, the Company expects to meet its liquidity requirements and does not have plans to use the ATM program in the next twelve months. The Company has not sold any shares under its ATM program since March 19, 2026.

▪	Participation in the AWS Partner Program continues to gain momentum, with Energous earning the ISV Accelerate qualification and increasing the posted deal launches on the AWS Partner site to over fifty, as of April 30, 2026 – a launch being indicative of a customer’s issuance of a purchase order. A single customer may have multiple launches, as the enterprise expands deployments and testing across multiple use cases and locations.

▪	Two Fortune 10 commercial deployments: These are active, revenue-generating programs with leading enterprises in national retail, grocery, and e-commerce fulfillment, with the retail program targeting ~4,700 U.S. locations with over 1,500 installations completed to date.

▪	International expansion: Second Fortune 10 deployment extended beyond the U.S., leveraging Energous’ EU and UK certified PowerBridge Pro, with 14+ international installations completed and approximately 35 facilities targeted for 2026.

▪	Unmatched technology performance: In fixed enterprise environments, we are the only provider capable of delivering up to 99% asset visibility, powered by the PowerBridge PRO - the only FCC, EU, and UK certified technology at 2W conducted power. The PowerBridge PRO is uniquely rated for operation in temperatures down to -30°C, enabling reliable wireless power delivery in cold chain environments, where battery-dependent alternatives fail and regulatory compliance is mandatory.

▪	Expanding proof-of-concept pipeline: Active structured evaluations in Quick Service Restaurant (QSR), grocery, manufacturing, and government sectors, with several programs expected to reach commercial deployment decisions in 2026.

▪	U.S. manufacturing expansion: Our second contract manufacturer based entirely in the United States went live in the first quarter of 2026, increasing capacity and unlocking access to enterprise customers with domestic procurement requirements and positioning Energous to pursue government and regulated-sector opportunities.

▪	Energous will be participating in a fireside chat at Planet MicroCap Las Vegas 2026 Powered by MicroCapClub on Wednesday, June 17, 2026 at 12:30pm (Pacific Time). The live presentation may be viewed via the following link: ENERGOUS WEBCAST.

1 See “Non-GAAP Financial Measures” below for additional information.

“Enterprises are choosing wireless power networks over autonomous ambient harvesting alternatives because they need guaranteed, reliable power delivery,” added Burak, “Energous’ technology serves as the backbone of enterprise grade wireless power network infrastructure, providing the dedicated power necessary to consistently and frequently transmit data to the cloud.”

Webcast and Conference Call Information

As previously announced, the Company is resuming earnings calls, starting this afternoon, May 13, 2026 at 4:30 p.m. Eastern Time, to review the first quarter results and provide an update on recent corporate highlights. The call will be via webcast, and interested parties may access the call using this LINK. Information about the call and a webcast replay will be available after the conference call at ir.energous.com.

About Energous Wireless Power Solutions

Energous Corporation d/b/a Energous Wireless Power Solutions (NASDAQ: WATT) is pioneering scalable, over-the-air wireless power networks that enable unprecedented levels of visibility, control, and intelligent business automation. The Company’s wireless power transmitter and receiver technologies deliver continuous access to wireless power, helping drive a new generation of battery-free devices for asset and inventory tracking and management—from retail sensors, electronic shelf labels, and asset trackers to air quality monitors, motion detectors, and more. For more information, visit http://www.energous.com/ or follow on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements may describe our future plans and expectations and are based on the current beliefs, expectations and assumptions of Energous. These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of forward-looking statements in this release include but are not limited to statements about our financial results, expected company growth, and operational initiatives. Factors that could cause actual results to differ from current expectations include: uncertain timing of necessary regulatory approvals; timing of customer product development and market success of customer products; our dependence on distribution partners; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission (SEC), any subsequently filed quarterly reports on Form 10-Q as well as in other documents that may have been subsequently filed by Energous, from time to time, with the SEC, in evaluating our forward-looking statements. In addition, any forward-looking statements represent Energous’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Energous does not assume any obligation to update any forward-looking statements unless required by law.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). We use non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below.

Our reported results include certain non-GAAP financial measures, including non-GAAP net loss, non-GAAP operating expenses, non-GAAP sales, marketing, general and administrative expenses (SG&A) and non-GAAP research and development expenses (R&D). Non-GAAP net loss excludes depreciation and amortization, stock-based compensation expense, severance expense, change in fair value of warrant liability, and expenses related to the abandonment of financing transactions. Non-GAAP operating expenses exclude depreciation and amortization, stock-based compensation expense, expenses related to the abandonment of financing transactions, and severance expenses. Non-GAAP SG&A excludes depreciation and amortization and stock-based compensation expense. Non-GAAP R&D excludes depreciation and amortization and stock-based compensation expense. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

###

Contacts:

Investor Relations

IR@energous.com

Media Relations

samantha@griffin360.com

Energous Corporation

CONDENSED BALANCE SHEETS

(Unaudited)

(in thousands)

	As of
	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$36,605	$10,401
Accounts receivable, net	3,201	2,988
Inventory	1,257	1,509
Prepaid expenses and other current assets	3,149	422
Total current assets	44,212	15,320

Property and equipment, net	302	298
Other assets	304	252
Operating lease right-of-use assets	772	872
Total assets	$45,590	$16,742

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$907	$954
Accrued expenses	831	2,095
Operating lease liabilities, current portion	515	491
Short-term loan payable	35	88
Deferred revenue	97	27
Total current liabilities	2,385	3,655

Operating lease liabilities, long-term portion	446	589
Total liabilities	2,831	4,244

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	454,447	422,530
Accumulated deficit	(411,689)	(410,033)
Total stockholders’ equity	42,759	12,498
Total liabilities and stockholders’ equity	$45,590	$16,742

Energous Corporation

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2026	2025
Revenue	$3,082	$343
Cost of revenue	1,987	250
Gross profit (loss)	1,095	93

Operating expenses:
Research and development	1,014	1,192
Sales and marketing	539	589
General and administrative	1,388	895
Severance expense	-	372
Expenses from abandoned financing transaction	-	656
Total operating expenses	2,941	3,704
Loss from operations	(1,846)	(3,611)

Other income (expense), net:
Change in fair value of warrant liability	-	267
Interest income (expense), net	190	(22)
Total other income (expense), net	190	245

Net loss	$(1,656)	$(3,366)

Basic and diluted net loss per common share	$(0.43)	$(3.55)

Weighted average shares outstanding, basic and diluted	3,882,415	948,109

 Energous Corporation

Reconciliation of Non-GAAP Information

(Unaudited)

(in thousands)

	For the Three Months Ended March 31,
	2026	2025
Net loss (GAAP)	$(1,656)	$(3,366)
Add (subtract) the following items:
Depreciation and amortization	34	45
Stock-based compensation *	50	95
Severance expense	-	372
Expenses from abandoned financing transaction	-	656
Change in fair value of warrant liability	-	(267)
Adjusted net non-GAAP loss	$(1,572)	$(2,465)

* Stock-based compensation excludes $16 which is included in severance expense for the three months ended March 31, 2025.

Total operating expenses (GAAP)	$2,941	$3,704
Subtract the following items:
Depreciation and amortization	(34)	(45)
Stock-based compensation *	(50)	(94)
Severance expense	-	(372)
Expenses from abandoned financing transaction	-	(656)
Adjusted non-GAAP operating expenses	$2,857	$2,537

* Stock-based compensation excludes $16 which is included in severance expense for the three months ended March 31, 2025.
Stock-based compensation excludes $1 which is included in cost of revenue for the three months ended March 31, 2025.

Total research and development expenses (GAAP)	$1,014	$1,192
Subtract the following items:
Depreciation and amortization	(32)	(43)
Stock-based compensation	(19)	(9)
Adjusted non-GAAP research and development expenses	$963	$1,140

Total sales, marketing, general and administrative expenses (GAAP)	$1,927	$1,484
Subtract the following items:
Depreciation and amortization	(2)	(2)
Stock-based compensation	(31)	(85)
Adjusted non-GAAP sales, marketing, general and administrative expenses	$1,894	$1,397